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                                                                     EXHIBIT 2.3



                                 AMENDMENT NO. 2

                         DATED AS OF SEPTEMBER 30, 1998

                                       TO

                                 REORGANIZATION,

                  RECAPITALIZATION AND STOCK PURCHASE AGREEMENT

                            DATED AS OF JUNE 29, 1998

                                 BY AND BETWEEN

                         THE BLACK & DECKER CORPORATION,

                             TRUE TEMPER CORPORATION
                       (FORMERLY TRUE TEMPER SPORTS, INC.)

                                       AND

                             TRUE TEMPER SPORTS, LLC
                               (FORMERLY TTSI LLC)
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                               AMENDMENT NO. 2 TO
                      REORGANIZATION, RECAPITALIZATION AND
                            STOCK PURCHASE AGREEMENT


         This Amendment No. 2 (this "Amendment") to Reorganization, Recapitalization and Stock Purchase Agreement (together with the Exhibits, Schedules and Attachments thereto, as amended by Amendment No. 1 thereto dated as of August 1, 1998, the "Agreement") is made as of the ____ day of September 1998, by and among The Black & Decker Corporation, a Maryland corporation ("Parent"), True Temper Corporation, a Delaware corporation ("TTSI", formerly known as True Temper Sports, Inc.), and True Temper Sports, LLC, a Delaware limited liability company ("Buyer", formerly known as TTSI LLC).

                               W I T N E S E T H:

WHEREAS, Parent, TTSI and Buyer entered into the Reorganization,
Recapitalization and Stock Purchase Agreement as of June 29, 1998, and Amendment No. 1 thereto as of August 1, 1998; and

WHEREAS, Parent, TTSI and Buyer desire to amend and clarify certain terms contained in the Agreement, all as more fully set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

Section 1. Definitions. Capitalized terms used in but not defined in this Amendment shall have the meanings specified in the Agreement.

Section 2. Amendment to Section 2.01.

         (a) Section 2.01(c) is amended by deleting the number "368.75" and inserting in lieu thereof "3,687,500".

         (b) Section 2.01(e) is amended by deleting Section 2.01(e) in its entirety and inserting in its place and stead the following:

         (e) In exchange for the transfer of the Transferred Intellectual Property contemplated by Section 2.01(d), TTSI will issue to Emhart 4,709.82 shares of TTSI Common Stock, 8,812,500 shares of TTSI Preferred Stock, which shares of TTSI Common Stock and TTSI Preferred Stock shall upon such issuance be duly authorized, fully paid and non-assessable shares of capital Stock of TTSI, and $25,000,000 aggregate initial principal amount of senior increasing rate notes of TTSI pursuant to a Securities Purchase Agreement in the form attached hereto as Exhibit A, which senior
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                  increasing rate notes shall include warrants to purchase
                  shares of TTSI Common Stock under certain circumstances;

Section 3. Amendment to Section 2.03.

         (a) Section 2.03(a)(i) is amended by deleting the number "5,818.60" and inserting in lieu thereof "4,528.42", and is further amended by deleting the amount "$112,747,535.88" and inserting in lieu thereof "$87,747,535.88".

         (b) Section 2.03(b)(i) is amended by deleting the number "293.75" and inserting in lieu thereof "2,937,500", and is further amended by deleting the number "881.25" and inserting in lieu thereof "8,812,500".

         (c) The last unnumbered clause of Section 2.03(b) is amended by deleting the number "75" and inserting in lieu thereof "750,000", and is further amended by deleting the number "1175" and inserting in lieu thereof "11,175,000".

Section 4. Stock Split. At the request of the Buyer, TTSI has effected a 10,000 to 1 split of the TTSI Common Stock by means of a stock dividend (the "Stock Split") immediately upon the completion of the redemption described in Section 2.03(a) of the Agreement. The parties agree that the numbers of shares of TTSI Common Stock set forth in the Agreement are before giving effect to the Stock Split and, with respect to all transactions occurring after the Stock Split, all such numbers of shares of TTSI Common Stock shall be adjusted to reflect the Stock Split

Section 5. Amendment to Section D.07(d). Section D.07(d) is hereby amended by deleting the phrase "an interest rate of 5.75%" at the end of the second sentence and inserting in its place and stead "the actuarial assumptions used by the PBGC pursuant to Section 1.414(l)-1(b)(5)(ii) of the U.S. Department of Labor Regulations, provided that to the extent that the total of the Transfer Amount under this Section D.07(d) plus the Transfer Amount under Section D.08(d) is more than $40,000 less than the amount of the total of such Transfer Amounts had they been determined using an interest rate of 5.75%, an amount equal to such deficit in excess of $40,000 shall be added to the Transfer Amount under this Section D.07(d)".

Section 6. Amendment to Section D.08(d). Section D.08(d) is hereby amended by deleting the phrase "an interest rate of 5.75%" at the end of the second sentence and inserting in its place and stead "the actuarial assumptions used by the PBGC pursuant to Section 1.414(l)-1(b)(5)(ii) of the U.S. Department of Labor Regulations".

Section 7. Amendment to Article III of Exhibit D. Article III of the Exhibit D of the Agreement is amended by deleting Sections D.13 and D.14 and substituting therefore the following:

         D.13. Parent agrees, subject to Applicable Law, to cause its appropriate Affiliate to continue to employ the Non U.S. Transferred Employees for a temporary period (the "Transition Period") ending on the earlier of (i) the date Buyer or TTSI elects to employ the Non U.S.


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Transferred Employees, or (ii) the close of business on September 30, 1999.
Although the Non U.S. Transferred Employees will remain employed by Parent or its Affiliate during the Transition Period, such persons will be working on the business of the Buyer or TTSI, and will report to and be subject to the control and supervision of Buyer and TTSI. Parent agrees that neither Parent nor any of its Affiliates will, without a consent of Buyer or TTSI (which consent will not be unreasonably withheld) alter any terms and conditions of or terminate the employment of any Non U.S. Transferred Employee during the Transition Period. Buyer and/or TTSI shall reimburse Parent or its designated Affiliate within seven days of receipt of an invoice for any fees, costs, taxes or expenses reasonably and properly incurred by Parent or its Affiliate, as a result of employing and of providing and administering benefits to the Non U.S. Transferred Employees and their dependents and beneficiaries during the Transition Period.

         D. 14. Notwithstanding any contrary provision of the Transaction Documents, effective upon the close of the Transition Period, the employment of all Non U.S. Transferred Employees shall be transferred to Buyer or TTSI such that the employment of such person shall be considered continuous employment under Applicable Law. Buyer and TTSI shall ensure that such employment shall be on the same terms and conditions as those under which such persons are employed immediately prior to the close of the Transition Period. Buyer and TTSI shall assume any obligations under any agreement or Applicable Law relating to the terms and conditions of employment of any Non U.S. Transferred Employees, and Buyer and TTSI shall be responsible for any liability or obligations arising out of or pertaining to the termination employment of, hiring of or failure or refusal to hire any Non U.S. Transferred Employees on or after the close of the Transition Period. In addition to the indemnification provisions otherwise provided in the Transaction Documents, Buyer and TTSI agree to indemnify Parent and its Affiliates and their respective directors, officers, employees and agents against, and agree to hold them harmless from, any and all Damages arising out of or pertaining to the employment of the Non U.S. Transferred Employees during the Transition Period or by Buyer or TTSI thereafter, any actions or omission taken or made by any Non U.S. Transferred Employee during the Transition Period and thereafter, and the termination of employment of, hiring of or failure to or refusal to hire, any Non U. S. Transferred Employee on or after the close of the Transition Period.

Section 8. Limited Amendment. Except as amended by this Amendment and as the context may otherwise require to give effect to the intent and purposes of this Amendment, the Agreement shall remain in full force and effect without any other amendments or modifications.

Section 9. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

                  if to Parent (or TTSI prior to Closing):


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                           c/o The Black & Decker Corporation
                           701 East Joppa Road
                           Towson, Maryland  21286
                           Attention:  Senior Vice President and
                                            Chief Financial Officer
                           Telecopy:  (410) 716-3318

                  with a copy to:

                           The Black & Decker Corporation
                           701 East Joppa Road
                           Towson, Maryland  21286
                           Attention:  Senior Vice President and
                                            General Counsel
                           Telecopy:  (410) 716-2660

                                       and

                           Miles & Stockbridge P.C.
                           10 Light Street
                           Baltimore, Maryland  21202
                           Attention:  Glenn C. Campbell
                                         David A. Gibbons
                           Telecopy:  (410) 385-3700

                  if to Buyer (or TTSI after Closing):

                           TTSI LLC
                           c/o Cornerstone Equity Investors, LLC
                           717 5th Avenue
                           Suite 1100
                           New York, New York  10022
                           Attention: Mr. Mark Rossi
                           Telecopy:  (212) 826-6798

                  with a copy to:

                           Kirkland & Ellis
                           153 East 53rd Street
                           New York, New York  10022
                           Attention: Frederick Tanne, Esquire
                           Telecopy:  (212) 446-4900

or to such other address or telecopy number and with such other copies, as such party may hereafter


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specify by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 7 and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 7.

Section 10. Amendments; Waivers. Subject to the provisions of Section 9.04 of the Agreement, any provision of this Amendment may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 11. Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party, provided the Buyer may assign its or TTSI's rights hereunder to an agent for the financing sources in connection with the Contemplated Transactions, as collateral security for TTSI's obligations, and Buyer may assign its rights to purchase Acquired Shares to Permitted Assignees.

Section 12. Entire Agreement. The Transaction Documents and any other agreements contemplated thereby (including, to the extent contemplated herein, the Confidentiality Agreement) as amended by this Amendment constitute the entire agreement among the parties with respect to the subject matter of such documents and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter thereof.

Section 13. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment or the Contemplated Transactions shall be brought in the United States District Court for the District of Delaware (or, if subject matter jurisdiction is unavailable, any of the state courts of the State of Delaware), and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate court) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, Parent, TTSI and Buyer agree that service of process upon such party at the address referred to in Section 4 together with written notice of such service to such party, shall be deemed effective service of process upon such party.

Section 14. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent any provision of this Amendment is determined to be prohibited or unenforceable in any jurisdiction Parent and Buyer agree to use reasonable commercial efforts, and agree to cause the other Seller Companies and TTSI, as the case may be, to use reasonable commercial efforts, to substitute one or more valid, legal and enforceable provisions that, insofar as practicable implement the purposes and intent of the


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prohibited or unenforceable provision.

Section 15. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto caused this Amendment to be duly executed by their respective authorized officers on the day and year first above written.

                                     THE BLACK & DECKER CORPORATION


                                     By:__________________________________
                                        Name:  Charles E. Fenton
                                        Title: Senior Vice President and General
                                                    Counsel


                                     TRUE TEMPER CORPORATION


                                     By:__________________________________
                                        Name:  Charles E. Fenton
                                        Title: Vice President


                                     TRUE TEMPER SPORTS, LLC


                                     By:__________________________________
                                        Name:  Tyler J. Wolfram
                                        Title: Managing Director


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